**SeedInvest** @Seedinvest_co · Jun 23

The first company to "test the waters" for a Mini-IPO has received $3M from 900 people within the first 24 hours
seedinvest.com/waybetter

| RETWEETS | FAVORITES |
|---|---|
| 12 | 13 |



10:15 AM - 23 Jun 2015 · Details